UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*


                          QUINTILES TRANSNATIONAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   748767-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 25, 2003
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

                Check the appropriate box to designate the rule
                   pursuant to which this schedule is filed:


                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------
CUSIP No. 748767-10-0
-----------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Dennis B. Gillings, Ph.D.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                       (b) [ ]
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
BENEFICIALLY OWNED BY               0
EACH REPORTING               ------ --------------------------------------------
PERSON WITH                         SHARED VOTING POWER
                             6      0
                             ------ --------------------------------------------
                                    SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
                                    SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    [ ]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
-------- -----------------------------------------------------------------------

                                      13G


Item 1(a).     Name of Issuer:

               Quintiles Transnational Corp.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               4709 Creekstone Drive, Suite 200
               Durham, North Carolina 27703

Item 2(a).     Name of Person Filing:

               Dennis B. Gillings, Ph.D.

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               4709 Creekstone Drive, Suite 200
               Durham, North Carolina 27703

Item 2(c).     Citizenship:

               United States

Item 2(d).     Title of Class of Securities:

               Common stock, par value $0.01 per share

Item 2(e).     CUSIP Number:

               748767-10-0

Item 3. If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a)   [ ]  Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).

               (b)   [ ]  Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).

               (c)   [ ]  Insurance company as defined in section
                          3(a)(19) of the Act (15 U.S.C. 78c).

               (d)   [ ]  Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)   [ ]  An investment adviser in accordance with
                          section 240.13d-1(b)(1)(ii)(E).

               (f)   [ ]  An employee benefit plan, or endowment fund in
                          accordance with section 240.13d-1(b)(1)(ii)(F).

               (g)   [ ]  A parent holding company or control person in
                          accordance with section 240.13d-1(b)(1)(ii)(G).

               (h)   [ ]  A savings association as defined in section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i)   [ ]  A church plan that is excluded from the
                          definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j)   [ ]  Group, in accordance with
                          section 240.13d-1(b)(1)(ii)(J).

               [X]        Not applicable

Item 4.   Ownership.

               (a)  Amount beneficially owned:

                    0

               (b)  Percent of class:

                    0.0%

               (c)  Number of shares as to which the person has:

                    (i)   sole power to vote or to direct the vote:

                          0

                    (ii)  shared power to vote or to direct the vote:

                          0

                    (iii) sole power to dispose or to direct the disposition of:

                          0

                    (iv) shared power to dispose or to direct the disposition of:

                          0

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not applicable

Item 8.   Identification and Classification of Members of the Group.

          Not applicable

Item 9.   Notice of Dissolution of Group.

          Not applicable

Item 10.  Certification.

          Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date: November 24, 2003



                                             By: /s/    Dennis B. Gillings
                                                 -------------------------
                                                 Name: Dennis B. Gillings, Ph.D.